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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

Overstock.com, Inc. Announces Closing of Underwriters'
Over-allotment Option relating to
Auction-Based
Common Stock Offering

        SALT LAKE CITY, June 9, 2004—Overstock.com, Inc. (NASDAQ: OSTK) today announced that the underwriters of the Company's recent auction-based underwritten public offering of its common stock have exercised their over-allotment option to purchase an additional 100,000 shares of the Company's common stock. The closing occurred on June 9, 2004, and resulted in gross proceeds to the Company of approximately $2.9 million.

        WR Hambrecht + Co LLC acted as the sole book-running manager for the offering. JMP Securities LLC acted as co-lead manager. The offering was made through WR Hambrecht + Co's OpenFollowOnsm auction process.

        Overstock anticipates using the net proceeds of the sale of the additional shares pursuant to the exercise of the over-allotment option primarily for general corporate purposes and working capital requirements, including sales and marketing activities and inventory purchases.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. A final prospectus supplement relating to these securities has been filed with the Securities and Exchange Commission. The securities may be sold only by means of the final prospectus supplement and the accompanying prospectus, copies of which may be obtained from WR Hambrecht + Co LLC, 539 Bryant St., San Francisco, California, 94107, (415) 551-8600 or from JMP Securities LLC, One Embarcadero Center, Suite 2100, San Francisco, California 94111, (415) 835-8900.

About Overstock.com

        Overstock.com Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

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        Overstock.com is a registered trademark of Overstock.com, Inc. All other trademarks are the property of their respective owners.

        This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding our intentions regarding the uses of the net proceeds of the sale of the shares to be issued. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ from those anticipated, including, but not limited to, the risks identified in our Form 10- K for the year ended December 31, 2003, our Form 10-Q for the quarter ended March 31, 2004, our prospectus dated March 8, 2004, our prospectus supplement dated May 13, 2004 filed with the SEC on May 14, 2004 pursuant to Rule 424(b)(2) and all of our subsequent filings with the Securities and Exchange Commission, which identify important factors that could cause the actual results to differ materially from those contained in our forward-looking statements.

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Overstock.com, Inc. Announces Closing of Underwriters' Over-allotment Option relating to Auction-Based Common Stock Offering